EXHIBIT 10.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 31st day of August 2006, by and between STERLING EQUITY HOLDINGS, INC., a Nevada corporation (hereinafter referred to as "Sterling"), and ITI CAPITAL, INC., a Nevada corporation (hereinafter referred to as "ITI"), upon the following premises:

Premises

WHEREAS, Sterling is a publicly held corporation organized under the laws of the State of Nevada and engaged in the ownership, management and operation of commercial real estate;

WHEREAS, ITI is a privately held corporation organized under the laws of the State of Nevada and engaged in international investment banking, financial advisory services and investment holdings;

WHEREAS, management of the constituent corporations entered into discussions pursuant to which Sterling has agreed in principal to acquire 100% of the issued and outstanding stock of ITI in exchange for the issuance to the shareholders of ITI of certain shares of Sterling (the "Exchange") and ITI has agreed to use its best efforts to cause the holders of ITI Common Stock (the “ITI Common Shareholders”) to exchange their securities of ITI on the terms described herein; and

WHEREAS, Sterling and ITI desire to set forth the terms of the Exchange.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ITI

As an inducement to, and to obtain the reliance of Sterling, except as set forth on the ITI Schedules (as hereinafter defined), ITI represents and warrants as follows:

Section 1.01 Organization. ITI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the ITI Schedules are complete and correct copies of the articles of incorporation, and bylaws of ITI as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of ITI's articles of incorporation or bylaws. ITI has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. ITI has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Capitalization. The authorized capitalization, and securities outstanding, of ITI, as of June 30, 2006, is as set forth on Schedule 1.02 attached hereto. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries and Predecessor Corporations. ITI does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 1.03. For purposes hereinafter, the term "ITI" also includes those subsidiaries, if any, set forth on Schedule 1.03.

Section 1.04 Financial Statements.

(a) Included in the ITI Schedules are (i) the unaudited balance sheet and the related statements of operations of ITI as of and for the quarter ended June 30, 2006, and (ii) the unaudited balance sheet of ITI as of December 31, 2005, and the related unaudited statements of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 2005 (collectively, the "ITI Financial Statements").

(b) The ITI Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"). The ITI balance sheets present a true and fair view as of the dates of such balance sheets of the financial condition of ITI. ITI did not have, as of the dates of such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of ITI in accordance with generally accepted accounting principles.

(c) ITI has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d) ITI has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e) The books and records, financial and otherwise, of ITI are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(f) All of ITI's assets are reflected on the ITI Financial Statements, and, except as set forth in the ITI Schedules or the ITI Financial Statements or the notes thereto, ITI has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

(g) ITI maintains internal controls and disclosure controls in connection with the preparation of the ITI Financial Statements which controls are consistent, and in compliance, with the provisions of the Sarbanes-Oxley Act of 2002 ("SOX").

Section 1.05 Information. The information concerning ITI set forth in this Agreement and in the ITI Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, ITI has fully disclosed in writing to Sterling (through this Agreement or the ITI Schedules) all information relating to matters involving ITI or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $5,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of ITI or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on ITI, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06 Options or Warrants. Except as set forth in Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued ITI common stock, except options, warrants, calls or commitments, if any, to which ITI is not a party and by which it is not bound.

    Section 1.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or the ITI Schedules, since June 30, 2006:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of ITI or (ii) any damage, destruction, or loss to ITI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of ITI;

(b) ITI has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of ITI; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c) ITI has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent ITI balance sheet, and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of ITI; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)  to the best knowledge of ITI, ITI has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of ITI.

Section 1.08 Title and Related Matters. ITI has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent ITI balance sheet or acquired after that date (except properties, inventory, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business) free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the ITI Schedules. Except as set forth in the ITI Schedules, ITI owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with ITI's business. Except as set forth in the ITI Schedules, no third party has any right to, and ITI has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of ITI or any material portion of its properties, assets, or rights.

Section 1.09 Litigation and Proceedings. Except as set forth in the ITI Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of ITI after reasonable investigation, threatened by or against ITI or affecting ITI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. ITI does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

    Section 1.10 Contracts.

(a) Except as included or described in the ITI Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which ITI is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000));

(b) All contracts, agreements, franchises, license agreements, and other commitments to which ITI is a party or by which its properties are bound and which are material to the operations of ITI taken as a whole are valid and enforceable by ITI in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c) ITI is not a party to or bound by, and the properties of ITI are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of ITI; and

(d) Except as included or described in the ITI Schedules or reflected in the most recent ITI balance sheet, ITI is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which ITI is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of ITI.

Section 1.11 Material Contract Defaults. ITI is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of ITI and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which ITI has not taken adequate steps to prevent such a default from occurring.

Section 1.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which ITI is a party or to which any of its properties or operations are subject.

Section 1.13 Governmental Authorizations. Except as set forth in the ITI Schedules, ITI has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by ITI of this Agreement and the consummation by ITI of the transactions contemplated hereby.

Section 1.14 Compliance With Laws and Regulations. Except as set forth in the ITI Schedules, to the best of its knowledge ITI has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of ITI or except to the extent that noncompliance would not result in the occurrence of any material liability for ITI.

    Section 1.15 Insurance. All of the properties of ITI are fully insured for their full replacement cost.

Section 1.16 Approval of Agreement. The board of directors of ITI has authorized the execution and delivery of this Agreement by ITI and has approved this Agreement and the transactions contemplated hereby, and will recommend to the ITI Shareholders that the Exchange be accepted by them.

Section 1.17 Material Transactions or Affiliations. Set forth in the ITI Schedules is a description of every contract, agreement, or arrangement between ITI and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by ITI to own beneficially, 5% or more of the issued and outstanding common stock of ITI and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the ITI Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of ITI has, or has had since inception of ITI, any known interest, direct or indirect, in any transaction with ITI which was material to the business of ITI. There are no commitments by ITI, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.18 Labor Relations. ITI has not had work stoppage resulting from labor problems. To the knowledge of ITI, no union or other collective bargaining organization is organizing or attempting to organize any employee of ITI.

Section 1.19 Businesses Owned. ITI presently owns and will own at the Closing Date, or will have acquired and will own at the Closing Date, each of the businesses and/or projects or interests therein described (the “ITI Businesses”), in general, on Schedule 1.19.

Section 1.20 Post-Closing Related Party Debt. ITI’s indebtedness ("ITI Related Party Debt") to its shareholders, officers and directors, or affiliates of its shareholders, officers and directors, at the Closing Date, will be as set forth on Schedule 1.20, which schedule will detail the amount and terms of ITI Related Party Debt owing at the Closing Date, the terms on which any ITI Related Party Debt is, or is to be, converted to equity, the amount of ITI Related Party Debt, if any, to be repaid prior to the Closing Date and such other terms and information as may be reasonably necessary to understand the obligations of Sterling and ITI with respect to the ITI Related Party Debt as of the Closing Date.

Section 1.21 ITI Schedules. ITI has delivered to Sterling the following schedules, which are collectively referred to as the "ITI Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of ITI as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the articles of incorporation, and bylaws of ITI in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of ITI identified in paragraph 1.04(a);

(c) a Schedule 1.21(c) containing a list indicating the name and address of each shareholder of ITI together with the number of shares owned by him, her or it;

(d) a schedule containing a description of all real property owned by ITI, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

(e) copies of all contracts, licenses, permits, and other governmental authorizations (or requests or applications therefore) pursuant to which ITI carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of ITI);
(f) a schedule listing the accounts receivable and notes and other obligations receivable of ITI as of June 30, 2006, or thereafter other than in the ordinary course of business of ITI, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which are in the aggregate material and due to or claimed by such debtor;

(g) a schedule listing the accounts payable and notes and other obligations payable of ITI as of June 30, 2006, or that arose thereafter other than in the ordinary course of the business of ITI, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by ITI respecting such obligations;

(h) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of ITI since June 30, 2006, required to be provided pursuant to section 1.07 hereof; and

(i) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the ITI Schedules by Sections 1.01 through 1.20.

ITI shall cause the ITI Schedules and the instruments and data delivered to Sterling hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by ITI. ITI shall have until September 29, 2006 to provide such schedules. If ITI cannot or fails to do so, or if Sterling acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Sterling may terminate this Agreement by giving written notice to ITI within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Sterling may consider a disclosure in the ITI Schedules to be "unacceptable" if, (x) with respect to Schedule 1.19, Sterling determines, in its sole discretion, that the ITI Businesses reflected on the schedule are not consistent with Sterling’s understanding of the existing and proposed businesses of ITI, (y) with respect to Schedule 1.20, Sterling determines, in its sole discretion, that the repayment and/or conversion or other terms of the ITI Related Party Debt are unacceptable, and (z) with respect to other schedules, only if that item would have a material adverse impact on the financial statements listed in Section 1.04(a), taken as a whole.

Section 1.22 Valid Obligation. This Agreement and all agreements and other documents executed by ITI in connection herewith constitute the valid and binding obligation of ITI, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF STERLING

As an inducement to, and to obtain the reliance of ITI and the ITI Shareholders, except as set forth in the Sterling Schedules (as hereinafter defined), Sterling represents and warrants as follows:

Section 2.01 Organization. Sterling is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Sterling Schedules are complete and correct copies of the certificate of incorporation and bylaws of Sterling as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Sterling's certificate of incorporation or bylaws. Sterling has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Sterling has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization. Sterling's authorized capitalization, as of June 30, 2006, consists of (a) 70,000,000 shares of common stock, par value $0.001, of which 28,335,061 shares are issued and outstanding (the "Original Sterling Shares") and (b) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. All issued and outstanding shares are, and all securities to be issued pursuant to the Exchange will be, legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

    Section 2.03 Subsidiaries and Predecessor Corporations. Sterling does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 2.03. For purposes hereinafter, the term "Sterling" also includes those subsidiaries, if any, set forth on Schedule 2.03.

Section 2.04 Securities Filings; Financial Statements.

(a) Sterling is subject to the reporting requirements of the Securities Exchange of 1934 (the "Exchange Act"), files reports (the "SEC Reports") with the Securities and Exchange Commission (the "SEC"), and has heretofore delivered to ITI, in the form filed with the Commission, (i) all quarterly and annual reports on Forms 10-QSB and 10-KSB filed since September 30, 2004, (iii) all other reports filed by Sterling with the SEC since September 30, 2004, and (iv) all comment letters (the "SEC Comment Letters") from the SEC with respect to the SEC Reports. Except as otherwise noted in the SEC Comment Letters, the SEC Reports (i) were prepared in accordance with the requirements of the Exchange Act or the Securities Act of 1933 (the "Securities Act"), as appropriate, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Included in the Sterling Schedules are (i) the unaudited balance sheet of Sterling and the related statements of operations and cash flows as of and for the three months and nine months ended September 30, 2005 and (ii) the audited balance sheet of Sterling as of December 31, 2004, and the related audited statement of operations, stockholders' equity and cash flows for the year ended December 31, 2004, together with the notes to such statements (collectively, the "Sterling Financial Statements") and the opinion of Thomas Leger & Company, L.L.P., independent certified public accountants, with respect thereto, all as set forth in the SEC Reports.

(c) Subject to such revisions as may be necessary to comply with the SEC Comment Letters, (i) the Sterling Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved, (ii) the Sterling balance sheets present fairly as of their respective dates the financial condition of Sterling, (iii) as of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Sterling had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of Sterling, in accordance with generally accepted accounting principles, and (iv) the statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by GAAP.

(d) Except as set forth on Schedule 2.04(d), Sterling has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) Except as set forth on Schedule 2.04(e), Sterling has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(f) The books and records, financial and otherwise, of Sterling are in all material aspects complete and, subject to such adjustments as may be necessary to comply with the SEC Comment Letters, correct and have been maintained in accordance with good business and accounting practices.

(g) All of Sterling's assets are reflected on its financial statements, and, except as set forth in the Sterling Schedules or the financial statements of Sterling or the notes thereto, Sterling has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05 Information. The information concerning Sterling set forth in this Agreement and the Sterling Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Sterling has fully disclosed in writing to ITI (through this Agreement or the Sterling Schedules) all information relating to matters involving Sterling or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $5,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of Sterling or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on Sterling, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Sterling, except options, warrants, calls or commitments, if any, to which Sterling is not a party and by which it is not bound.

Section 2.07 Absence of Certain Changes or Events. Except as set forth herein or permitted in writing by ITI, since September 30, 2005:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Sterling or (ii) any damage, destruction or loss to Sterling (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Sterling;

(b) Sterling has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Sterling; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) Sterling has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Sterling balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Sterling; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) to the best knowledge of Sterling, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Sterling.

    Section 2.08 Title and Related Matters. Sterling has good and marketable title to all of its properties, inventory, interest in properties, and assets, real and personal, which are reflected in the most recent Sterling balance sheet or acquired after that date (except properties, inventory, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Sterling Schedules. Except as set forth in the Sterling Schedules, Sterling owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Sterling's business. Except as set forth in the Sterling Schedules, no third party has any right to, and Sterling has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of Sterling or any material portion of its properties, assets, or rights.

Section 2.09 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Sterling after reasonable investigation, threatened by or against Sterling or affecting Sterling or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in Schedule 2.09. Sterling has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance that after reasonable investigation would result in the discovery of such default.

Section 2.10 Contracts.

(a)  Sterling is not a party to, and its assets, products, technology and properties are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral, except as disclosed in Schedule 2.10.

(b) All contracts, agreements, franchises, license agreements, and other commitments to which Sterling is a party or by which its properties are bound and which are material to the operations of Sterling taken as a whole are valid and enforceable by Sterling in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c) Sterling is not a party to or bound by, and the properties of Sterling are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of Sterling; and

(d) Except as included or described in the Sterling Schedules or reflected in the most recent Sterling balance sheet, Sterling is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which Sterling is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $5,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Sterling.

    Section 2.11 Material Contract Defaults. Sterling is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Sterling and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Sterling has not taken adequate steps to prevent such a default from occurring.

Section 2.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Sterling is a party or to which any of its assets or operations are subject.

Section 2.13 Governmental Authorizations. Sterling has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Sterling of this Agreement and the consummation by Sterling of the transactions contemplated hereby.

Section 2.14 Compliance With Laws and Regulations. To the best of its knowledge, Sterling has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Sterling or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.15 Insurance. All of the properties of Sterling are fully insured for their full replacement cost.

Section 2.16 Approval of Agreement. The board of directors of Sterling has authorized the execution and delivery of this Agreement by Sterling. No approval of the shareholders of Sterling is required to carry out the transactions contemplated by this Agreement.

Section 2.17 Continuity of Business Enterprises. Sterling has no commitment or present intention to liquidate ITI or sell or otherwise dispose of a material portion of ITI's business or assets following the consummation of the transactions contemplated hereby.

Section 2.18 Material Transactions or Affiliations. Except as disclosed herein and in the Sterling Schedules, there exists no contract, agreement or arrangement between Sterling and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Sterling to own beneficially, 5% or more of the issued and outstanding common stock of Sterling and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% shareholder of Sterling has, or has had since inception of Sterling, any known interest, direct or indirect, in any such transaction with Sterling which was material to the business of Sterling. Sterling has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.19 Labor Relations. Sterling has not had work stoppage resulting from labor problems. To the knowledge of Sterling, no union or other collective bargaining organization is organizing or attempting to organize any employee of Sterling.

    Section 2.20 Sterling Schedules. Sterling has delivered to ITI the following schedules, which are collectively referred to as the "Sterling Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Sterling to be complete, true, and accurate in all material respects as of the date of this Agreement:

(a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of Sterling as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of Sterling identified in paragraph 2.04(b);

(c) a schedule containing a description of all real property owned by Sterling, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

(d) a schedule listing the accounts receivable and notes and other obligations receivable of Sterling as of June 30, 2006, or thereafter other than in the ordinary course of business of Sterling, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such debtor;

(e) a schedule listing the accounts payable and notes and other obligations payable of Sterling as of June 30, 2006, or that arose thereafter other than in the ordinary course of the business of Sterling, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by Sterling respecting such obligations;

(f) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Sterling since September 30, 2005, required to be provided pursuant to section 2.07 hereof; and

(g) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Sterling Schedules by Sections 2.01 through 2.19.

Sterling shall cause the Sterling Schedules and the instruments and data delivered to ITI hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Sterling. Sterling shall have until September 29, 2006 to provide such schedules. If Sterling cannot or fails to do so, or if ITI acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, ITI may terminate this Agreement by giving written notice to Sterling within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, ITI may consider a disclosure in the Sterling Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements listed in Section 2.04(b), taken as a whole.

Section 2.21 Bank Accounts; Power of Attorney. Set forth in Schedule 2.21 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Sterling within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Sterling, (b) all safe deposit boxes and other similar custodial arrangements maintained by Sterling within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from Sterling or who are otherwise authorized to act on behalf of Sterling with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.22 Valid Obligation. This Agreement and all agreements and other documents executed by Sterling in connection herewith constitute the valid and binding obligation of Sterling, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE III
PLAN OF EXCHANGE

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.04), each ITI Common Shareholder who shall elect to accept the exchange offer described herein (the "Accepting Common Shareholders"), shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, 100% of the issued and outstanding shares of common stock of ITI held by each of such shareholders; the objective of such Exchange being the acquisition by Sterling of 100% of the issued and outstanding common stock of ITI. In exchange for the transfer of such securities by the ITI Shareholders, Sterling shall issue to the ITI Shareholders an aggregate of 28,335,061 shares of common stock of Sterling (the "Common Exchange Shares"). In the event the Exchange is consummated, as provided in Section 5.05, but less than 100% of the common stock of ITI is delivered to Sterling, the number of Common Exchange Shares issuable by Sterling to the Accepting Common Shareholders as described above shall be reduced proportionately. At the Closing, each Accepting Common Shareholder shall, on surrender of his certificate or certificates representing such ITI shares to Sterling or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Common Exchange Shares. Upon consummation of the transaction contemplated herein, assuming participation by all of the ITI Shareholders, all of the shares of common stock of ITI shall be held by Sterling and the ITI Shareholders shall hold fifty percent of the common stock of Sterling immediately following the Exchange.

Section 3.02 Preferred Exchange Shares. In addition to the Common Exchange Shares, Sterling shall issue to the Accepting Common Shareholders at the Closing Date up to 28,335 shares of Series A Preferred Stock of Sterling (the "Preferred Exchange Shares"), the terms of the Preferred Exchange Shares being as set forth in the Certificate of Designation attached hereto as Exhibit A. The actual number of Preferred Exchange Shares to be issued to the ITI Shareholders shall be determined by multiplying (i) 28,335 by (ii) the quotient derived by dividing (x) the ITI Appraised Value (as defined in Section 4.12) minus the Sterling Appraised Value (as defined in Section 4.12), by (y) the Sterling Appraised Value; provided that the total Preferred Exchange Shares shall in no event exceed 28,335. In the event the Exchange is consummated, as provided in Section 5.05, but less than 100% of the common stock of ITI is delivered to Sterling, the number of Preferred Exchange Shares issuable by Sterling to the Accepting Common Shareholders shall be reduced proportionally. At the Closing, each Accepting Common Shareholder shall, on surrender of his certificate or certificates representing such ITI shares to Sterling or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Preferred Exchange Shares.

Section 3.03 Contingent Consideration. In addition to the Common Exchange Shares and Preferred Exchange Shares issuable pursuant to Sections 3.01 and 3.02, Sterling shall issue to the Accepting Common Shareholders up to 85,005 shares of Series A Preferred Stock (the "Earnout Shares") in five separate issuances of up to 17,001 Earnout Shares per issuance, each issuance being contingent upon ITI’s satisfaction of the criteria (the "Earnout Criteria") set forth in this Section 3.03. For purposes of determining whether the Earnout Criteria has been satisfied and the number of Earnout Shares issuable, the following shall apply:

(a) For each calendar year beginning in 2007 and ending in 2011 (the "Earnout Period"), a minimum level of earnings before interest, taxes, depreciation and amortization (the "Minimum EBITDA") and a target level of earnings before interest, taxes, depreciation and amortization (the "Target EBITDA") for ITI is established as follows:

Year	Minimum EBITDA	Target EBITDA
2007	$200,000	$450,000
2008	400,000	700,000
2009	600,000	950,000
2010	800,000	1,200,000
2011	1,200,000	1,450,000

(b) Earnings before interest, taxes, depreciation and amortization ("EBITDA") of ITI will be computed for each calendar year during the Earnout Period based on the financial performance of the ITI Businesses, on a stand-alone basis, in accordance with GAAP applied consistently throughout the Earnout Period and consistent with the fiscal period immediately prior to the Earnout Period. For purposes of determining satisfaction of the Earnout Criteria, (1) EBITDA shall be computed on a calendar year basis, (2) Net Excess EBITDA shall be carried forward in computing EBITDA for the following year, and (3) EBITDA of the ITI Businesses will include EBITDA attributable to each of the ITI Businesses and natural extensions of the ITI Businesses to new geographic markets and customers, subject to the limitations, if any, described on Schedule 1.19, but will exclude (a) EBITDA attributable to entry, on or after the Closing Date, into new product or services markets and acquisitions, on or after the Closing Date, of businesses or projects and (b) EBITDA attributable to the proposed sale of ITI’s Papa Johns operations. For purposes of computing EBITDA for any calendar year "Net Excess EBITDA" shall consist of the excess, if any, of (x) the aggregate EBITDA for each preceding calendar year during the Earnout Period over (y) the aggregate Target EBITDA for each preceding calendar year during the Earnout Period.

(c) Within fifteen calendar days following the release of earnings by Sterling, but not later than 120 days after the end of each calendar year during the Earnout Period, Sterling will determine EBITDA and the number of Earnout Shares for the applicable year. The calculation of EBITDA and the number of Earnout Shares to be issued shall be set out in writing and approved by Thomas Mathew, on behalf of Sterling, and Ron Bearden, on behalf of ITI. In the event Mr. Mathew and Mr. Bearden are unable to agree on the calculation of EBITDA and the Earnout Shares to be issued, the calculation shall be submitted to Sterling’s independent public accounting firm and any determination by that firm will be binding. Not later than fifteen days after a final determination of EBITDA and the Earnout Shares to be issued for each calendar year during the Earnout Period, Sterling will issue Earnout Shares, as follows:

(i) if EBITDA for the applicable year is less than the Minimum EBITDA for the year, no Earnout Shares will be issued;

(ii) if EBITDA for the applicable year equals or exceed the Target EBITDA for the year, 17,001 Earnout Shares will be issued; and

(iii) if EBITDA for the applicable year is more than the Minimum EBITDA but less than the Target EBITDA for the year, a number of Earnout Shares will be issued equal to (x) 17,001 shares, multiplied by (y) the percentage determining by dividing EBITDA by Target EBITDA.

(d) In the event the Exchange is consummated but less than 100% of the common stock of ITI is delivered to Sterling, the number of Earnout Shares, in the aggregate and in yearly installments, shall be reduced proportionately.

(e) Each Accepting Common Shareholder having complied with Section 3.01 shall be entitled to receive a certificate or certificates evidencing his proportionate interest in the Earnout Shares.

Section 3.04 Anti-Dilution. The number of Common Exchange Shares and Preferred Exchange Shares issuable upon Exchange pursuant to Section 3.01 and Section 3.02, and the number of Earnout Shares issuable pursuant to Section 3.03, shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Sterling common stock which may occur between the date of the execution of this Agreement and the Closing Date.

Section 3.05 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date") but not later than October 31, 2006, subject to the right of Sterling or ITI to extend such Closing Date by up to an additional sixty (60) days. Such Closing shall take place at a mutually agreeable time and place.

Section 3.06 Closing Events. At the Closing, Sterling, ITI and each of the ITI Accepting Common Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.07 Termination.

(a) This Agreement may be terminated by the board of directors of either Sterling or ITI at any time prior to the Closing Date if:

(i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

(ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the SEC) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange.

In the event of termination pursuant to this paragraph (a) of Section 3.07, no obligation, right or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

(b) This Agreement may be terminated by the board of directors of Sterling at any time prior to the Closing Date if:

(i) there shall have been any change after the date of the latest balance sheet of ITI in the assets, properties, business, or financial condition of ITI, which could have a materially adverse effect on the financial statements of ITI listed in Section 1.04(a) taken as a whole, except any changes disclosed in the ITI Schedules;

(ii) the board of directors of Sterling determines in good faith that one or more of Sterling's conditions to Closing has not occurred, through no fault of Sterling.

(iii) Sterling takes the termination action specified in Section 1.20 as a result of ITI Schedules or updates thereto which Sterling finds unacceptable;

(iv) on or before October 31, 2006, Sterling notifies ITI that Sterling's investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable by the same criteria set forth in Section 1.21; or

(v) ITI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of ITI contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph (b) of Section 3.07, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that ITI shall bear its own costs as well as the reasonable costs of Sterling in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities to be issued in the Exchange under the registration requirements, or exemption from the registration requirements, of state and federal securities laws.

(c) This Agreement may be terminated by the board of directors of ITI at any time prior to the Closing Date if:

(i) there shall have been any change after the date of the latest balance sheet of Sterling in the assets, properties, business or financial condition of Sterling, which could have a material adverse effect on the financial statements of Sterling listed in Section 2.04(b) taken as a whole, except any changes disclosed in the Sterling Schedules;

(ii) the board of directors of ITI determines in good faith that one or more of ITI's conditions to Closing has not occurred, through no fault of ITI;

(iii) ITI takes the termination action specified in Section 2.20 as a result of Sterling Schedules or updates thereto which ITI finds unacceptable;

(iv) on or before October 31, 2006, ITI notifies Sterling that ITI's investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable by the same criteria set forth in Section 2.20; or

(v) Sterling shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Sterling contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph (c) of Section 3.07, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that Sterling shall bear its own costs as well as the reasonable costs of ITI and its principal shareholders incurred in connection with the negotiation, preparation and execution of this Agreement.

ARTICLE IV
SPECIAL COVENANTS

Section 4.01 Access to Properties and Records. Sterling and ITI will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Sterling or ITI, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Sterling or ITI, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 4.02 Delivery of Books and Records. At the Closing, ITI shall deliver to Sterling the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of ITI now in the possession of ITI or its representatives.

Section 4.03 Third Party Consents and Certificates. Sterling and ITI agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04 Conversion of Loans. At Closing, all amounts advanced by ITI to Sterling pursuant to that Loan Agreement, dated October 2005, shall be converted to capital of Sterling and deemed paid in full without the issuance of shares.

Section 4.05 Designation of Directors and Officers. On or before the Closing Date, Sterling shall secure the resignations of all current officers and directors of Sterling and shall appoint as directors Ron F. Bearden, Thomas Mathew, G. Mac Vogelei, Terry Blaney and Gary Leonard, with Ron F. Bearden appointed as Chairman of the Board and G. Mac Vogelei appointed as Vice Chairman of the Board, and shall appoint Ron F. Bearden as President and Chief Executive Officer, Thomas Mathew as Executive Vice President and as President of Sterling FBO Holdings, G. Mac Vogelei as Executive Vice President and as Vice President and Chief Operating Officer of ITI.

Section 4.06 Employment Agreements. On or before the Closing Date, Sterling shall enter into employment agreements (the "Employment Agreements"), substantially in the form attached hereto as Exhibit B, with each of Ron F. Bearden, G. Mac Vogelei and Thomas Mathew which Employment Agreements will provide minimum terms of employment of one year, a minimum base salary of $12,500 per month, reasonable expense allowances for travel and entertainment, reasonable office, staffing and auto expense allowances as well as performance based bonuses, determined by the board of directors in accordance with investment banking industry standards and payable in cash or securities, including standard non-compete and non-disclosure provisions and reflecting, generally, the understanding and agreement that each of Mr. Bearden, Mr. Vogelei and Mr. Mathew will be located in, and operate from, diverse locations, consistent with their activities on behalf of Sterling and ITI, respectively, prior to the Closing Date, that their expenses reimbursable by Sterling will vary based on their locations and that their positions entail substantial international travel.

Section 4.07 Exclusive Dealing Rights. Until 5:00 P.M. Houston Time on October 31, 2006:

(a) In recognition of the substantial time and effort which Sterling has spent and will continue to spend in investigating ITI and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither ITI, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than Sterling and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of ITI) or similar transactions involving ITI (all such transactions being referred to as "ITI Acquisition Transactions"). If ITI receives any proposal with respect to an ITI Acquisition Transaction, it will immediately communicate to Sterling the fact that it has received such proposal and the principal terms thereof.

(b) In recognition of the substantial time and effort which ITI has spent and will continue to spend in investigating Sterling and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither Sterling, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than ITI and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of Sterling) or similar transactions involving Sterling (all such transactions being referred to as "Sterling Acquisition Transactions"). If Sterling receives any proposal with respect to a Sterling Acquisition Transaction, it will immediately communicate to ITI the fact that it has received such proposal and the principal terms thereof.

Section 4.08 Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the Sterling Schedules or ITI Schedules or as permitted or contemplated by this Agreement, Sterling (subject to paragraph (d) below) and ITI respectively, will each:

(i) carry on its business in substantially the same manner as it has heretofore;

(ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date and except as permitted or contemplated by this Agreement, neither Sterling nor ITI will:

(i) make any changes in their articles or certificate of incorporation or bylaws;

(ii) take any action described in Section 1.07 in the case of ITI, or in Section 2.07, in the case of Sterling (all except as permitted therein or as disclosed in the applicable party's schedules);

(iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv) sell any assets or discontinue any operations, sell any shares of capital stock (other than as contemplated herein) or conduct any similar transactions other than in the ordinary course of business.

(c) Any other provision of this Agreement notwithstanding, on or prior to the Closing Date, (i) Sterling may sell its Commodore Plaza property, (ii) ITI may sell its interest in its Papa John’s franchise provided that the sales price is not less than $1,300,000, and (iii) ITI shall take all steps reasonably necessary to assure ownership by ITI, at the Closing Date, of each of the ITI Businesses.

(d) In light of the fact that ITI's shareholders will control Sterling as a result of the Exchange, from and after the date of this Agreement until the Closing Date, Sterling shall take no action which is material to, and outside of the ordinary course of, its business without the prior written approval of ITI, which ITI may give or withhold in its sole discretion after consultation with Sterling.

Section 4.09 Sales Under Rule 144 or 145,If Applicable.

(a) Sterling will use its best efforts to at all times comply with the reporting requirements of the Exchange Act, including timely filing of all periodic reports required under the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Upon being informed in writing by any such person holding restricted stock of Sterling that such person intends to sell any shares under Rule 144, Rule 145 or Regulation S promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Sterling will certify in writing to such person that it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's restricted stock under Rule 144, 145 or Regulation S, as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports.

(c) If any certificate representing any such restricted stock is presented to Sterling's transfer agent for registration of transfer in connection with any sale theretofore made under Rule 144, 145 or Regulation S, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Sterling and its counsel that the stock transfer has complied with the requirements of Rule 144, 145 or Regulation S, as the case may be, Sterling will promptly instruct its transfer agent to register such shares and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, 145 or Regulation S, as the case may be, free of any stop transfer order or restrictive legend. The provisions of this Section 4.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

Section 4.10 Indemnification.

(a) ITI hereby agrees to indemnify Sterling and each of the officers, agents and directors of Sterling as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b) Sterling hereby agrees to indemnify ITI and each of the officers, agents, and directors of ITI and each of the ITI Shareholders as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

Section 4.11 Post-Closing Covenants. As soon as practical following Closing, and subject to the discretion of the post-Closing Board of Directors, Sterling will consider (a) amendment of its Articles of Incorporation to change the name of Sterling to "ITI Capital, Inc." or such other name as the Board of Directors may deem appropriate and take all steps reasonably necessary to effect any such name change and (b) reverse splitting the common stock of Sterling.

Section 4.12 Valuation. From and after the date of this Agreement until the Closing Date, each of Sterling and ITI shall cooperate in engaging qualified appraisers or valuation experts acceptable to both Sterling and ITI to conduct valuations of Sterling and ITI, respectively, and shall cooperate fully with such valuation experts in conducting such valuations. Sterling and ITI shall each be responsible for costs incurred with respect to the valuation of its own business. The valuation experts retained shall be charged with determining the fair market value of each of Sterling (the "Sterling Appraised Value") and ITI (the "ITI Appraised Value"). In determining the Sterling Appraised Value, the valuation expert shall take into account all amounts owed by Sterling, including amounts owed to ITI that will be converted to equity at the Closing Date. In determining the ITI Appraised Value, the valuation expert shall first determine a value of ITI as a whole, including all of the ITI Businesses (the “ITI Enterprise Value”), and will then subtract from the ITI Enterprise Value any value attributable to projected future earnings of ITI that may be includable in EBITDA for purposes of measuring satisfaction of the Earnout Criteria.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF STERLING

The obligations of Sterling under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by ITI in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). ITI shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by ITI prior to or at the Closing. Sterling shall be furnished with a certificate, signed by a duly authorized executive officer of ITI and dated the Closing Date, to the foregoing effect.

Section 5.02 Officer's Certificate. Sterling shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of ITI to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of ITI threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the ITI Schedules, by or against ITI, which might result in any material adverse change in any of the assets, properties, business, or operations of ITI.

Section 5.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any change in the financial condition, business, or operations of ITI nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 1.19.

Section 5.04 Good Standing. Sterling shall have received a certificate of good standing from the State of Nevada, dated as of a date within ten days prior to the Closing Date certifying that ITI is in good standing as a corporation in the State of Nevada.

Section 5.05 Approval by ITI Shareholders. The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than eighty percent (80%) of the outstanding common stock of ITI, unless a lesser number is agreed to by Sterling.

Section 5.06 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.07 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Sterling and ITI after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.08 Other Items.

(a) Sterling shall have received a list of ITI's shareholders containing the name, address, and number of shares held by each ITI shareholder as of the date of Closing, certified by an executive officer of ITI as being true, complete and accurate; and

(b) Sterling shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Sterling may reasonably request.

(c) Sterling shall have received financial statements (the "Closing Financial Statements") of ITI in form complying with the financial statement requirements of acquired businesses under applicable SEC accounting rules, which financial statements shall (i) include an audited balance sheet at December 31, 2005 and audited statements of operations, cash flows and stockholders’ equity for each of the two years ended December 31, 2005 and an unaudited balance sheet, statement of operations and statement of cash flows at, and for the quarter and year to date period ending with the 2006 fiscal quarter most recently completed as of the Closing Date and for the same period in 2005, all prepared in accordance with SEC Regulation S-X, and (ii) not vary materially from the ITI Financial Statements. For purposes hereof, the Closing Financial Statements shall be considered to vary materially from the ITI Financial Statements if, among other things, (A) the total liabilities reflected on the Closing Financial Statements exceed the total liabilities reflected on the ITI Financial Statements by more than $5,000 or (B) the total assets reflected on the ITI Financial Statements exceed the total assets reflected on the Closing Financial Statements by more than $5,000.

(d) Sterling shall have received a report of valuation experts, as called for by Section 4.12, indicating an ITI Appraised Value of not less than the Sterling Appraised Value.

(e) ITI shall have sold, or entered into a definitive agreement to sell, its Papa Johns franchise rights in China for not less than $1.3 million and shall have made arrangements, satisfactory to Sterling, to assure that all proceeds of such sale are deposited in accounts under the exclusive control of authorized officers of ITI.

(f) ITI shall own each of the ITI Businesses in the manner and to the extent reflected on Schedule 1.19.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF ITI
AND THE ITI SHAREHOLDERS

The obligations of ITI and the ITI Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Sterling in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, Sterling shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Sterling and shall have satisfied the conditions described below prior to or at the Closing:

(a) Immediately prior to the Closing, Sterling shall have no more than an aggregate of 28,335,061 shares of common stock issued and outstanding or issuable pursuant to outstanding warrants and options.

(b) All required applications and filings with governmental and regulatory agencies shall have been made and all necessary governmental and regulatory approvals shall have been obtained.

ITI shall have been furnished with certificates, signed by duly authorized executive officers of Sterling and dated the Closing Date, to the foregoing effect.

Section 6.02 Officer's Certificate. ITI shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Sterling, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Sterling threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Sterling Schedules, by or against Sterling, which might result in any material adverse change in any of the assets, properties or operations of Sterling.

Section 6.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any change in the financial condition, business or operations of Sterling nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 2.20.

Section 6.04 Good Standing. ITI shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Sterling is in good standing as a corporation in the State of Nevada.

Section 6.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Sterling and ITI after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.07 Other Items. ITI shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as ITI may reasonably request.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Brokers. Sterling and ITI agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. Sterling and ITI each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Texas, without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States, and (b) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the United States District Court in Houston, Texas, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

    Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Sterling, to:	Sterling Equity Holdings, Inc.

                                1600 Airport Freeway, Suite 370
Bedford, Texas 76022
Attn: Thomas Mathew

If to ITI, to:    ITI Capital, Inc.
5050 Westheimer, Suite 700
Houston, Texas 77056
Attention: Ron F. Bearden

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.04 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.08 Third Party Beneficiaries. This contract is strictly between Sterling and ITI, and, except as specifically provided, no director, officer, stockholder (other than the ITI Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09 Expenses. Subject to Sections 3.06 and 7.04 above, whether or not the Exchange is consummated, each of Sterling and ITI will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

STERLING EQUITY HOLDINGS, INC.

By: _/s/ Thomas Matthew_______
Thomas Mathew
President

ITI CAPITAL, INC.

By: _/s/ Ron F. Bearden__________
Ron F. Bearden
President